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Exhibit 99

—NEWS RELEASE—

Boeing Completes Goodwill Impairment Analysis and Assessment of Customer Financing Portfolio; Will Record Non-Cash Charges Totaling $1.2 Billion

—Reflects the severe downturn in commercial aviation and space markets

        Chicago, April 10, 2003—The Boeing Company [NYSE: BA] announced today that it will recognize non-cash charges that will reduce first quarter 2003 pre-tax earnings from operations approximately $1.2 billion and net earnings per share approximately $1.23. Boeing will report its results for the quarter ending March 31st on April 23, 2003.

        As noted on the chart below, $931 million, or three-quarters of the charges, will be recognized in connection with the company's impairment of goodwill under Statement of Financial Accounting Standards (SFAS) 142. These non-cash charges do not affect company business operations and will be attributable to goodwill recorded in connection with companies acquired since 1996. They will be recorded within the Commercial Airplanes segment and Launch and Orbital Systems segment.

        The company will also record non-cash charges totaling approximately $251 million to strengthen customer-financing reserves and revalue certain customer financing assets. The charges will be recorded within the Boeing Capital Corporation (BCC) and Other segments.

Pre-Tax Charges (Millions)	Boeing Commercial Airplanes	Launch & Orbital Systems*	Boeing Capital Corporation	"Other" Segment	Total
Goodwill Impairment	$341	$590	—	—	$931

Customer Financing	—	—	$193	$58	$251

Total	$341	$590	$193	$58	$1,182

*Reporting Segment within Integrated Defense Systems

        Additional detail regarding these charges is provided below.

Goodwill Impairment

        SFAS 142 requires goodwill to be tested for impairment annually and when an event occurs indicating that it is possible an impairment exists. The company has selected April 1 as its annual testing date. However, the reorganization of Boeing's space and defense businesses triggered a goodwill impairment analysis as of January 1, 2003.

        The company will record $931 million of pre-tax charges in the quarter ending March 31, 2003. Approximately $671 million of these charges are not tax-deductible primarily because the related acquisitions were stock purchases. The company estimates the after-tax earnings impact will be approximately $835 million, or $1.03 per share. After this impairment, Boeing's goodwill balances will total approximately $1.8 billion.

        Key factors driving the amount of the impairment charge included: a) the continuing severity of market conditions in Boeing's commercial aviation and commercial space businesses, and b) decreases in the company's stock price since the company's previous goodwill evaluation in 2002.

        The company does not expect to record any additional impairment to goodwill in connection with its annual assessment. More information about the company's process for evaluating goodwill impairment can be found in the Management Discussion and Analysis section of Boeing's 2002 Annual Report on Form 10-K.

Customer Financing

        Boeing and its financing subsidiary, BCC, have completed their first quarter 2003 assessment of BCC's financing portfolio. As summarized on the chart below, Boeing will recognize non-cash, pre-tax charges of approximately $251 million split between BCC and Boeing's "Other" segment. The company estimates the after-tax impact will total approximately $159 million, or $0.20 per share.

Pre-Tax Charges (Millions)	Boeing Capital Corporation	"Other" Segment	Total
Increased Valuation Allowance	$130	$30	$160
Impairment of Operating Lease Aircraft	$42		$42
Other Adjustments	$21	$28	$49

Total	$193	$58	$251

        The company is recognizing these charges primarily as a result of continued declines in airline customer credit ratings, airplane collateral values and lease rates. Certain of the charges are recorded in Boeing's "Other" segment as a result of corporate guarantees that reduce BCC's exposure.

Forward-Looking Information Is Subject to Risk and Uncertainty

        Certain statements in this release may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; the Company's successful execution of internal performance plans, price escalation, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense; the cyclical nature of some of the Company's businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company's SEC filings, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Forms 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

Contacts:

Communications:	Anne Eisele (312) 544-2002
Investor Relations:	Paul Kinscherff or Bob Kurtz (312) 544-2140
BCC Communications:	Russ Young (425) 393-1534
Website:	www.boeing.com

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—NEWS RELEASE—
Forward-Looking Information Is Subject to Risk and Uncertainty